Exhibit 99.3
Xcorporeal, Inc.
11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(310) 738-5138
January 2, 2007
By Fax, Email and U.S. Mail
National Quality Care, Inc.
9033 Wilshire Boulevard, Suite 501
Beverly Hills, California 90211
Attn: Robert M. Snukal
Dear Mr. Snukal:
     We received your letter dated December 29, 2006. Pursuant to Section 8(O) of the Merger Agreement dated September 1, 2006, Xcorporeal, Inc. hereby consents to termination of the Merger Agreement. In addition, the Merger Agreement expired by its own terms pursuant to Section 6(A)(4) on December 31, 2007. Accordingly, the Merger Agreement is now terminated.
     Please note that we categorically reject any assertion that National Quality Care, Inc. (NQCI) fully performed its obligations under the Merger Agreement, that Xcorporeal breached the Merger Agreement, that NQCI ever served any proper notice of a material breach, that an Uncured Breach exists, or that NQCI has the right to terminate under Section 6(A)(3) of the Merger Agreement.
     We further reject any assertion that the License Agreement has been terminated, that NQCI has fully performed its obligations under the License Agreement, that Xcorporeal breached the License Agreement, that NQCI ever served any proper notice of a material breach, or that NQCI has the right to terminate under Section 4(B) of the License Agreement. In addition, we note that we have commenced an arbitration before JAMS, and the License Agreement cannot be terminated in any event until 30 days after entry of the arbitration award.
     All of our rights and remedies are expressly reserved.
Sincerely,
/s/ Daniel S. Goldberger
Daniel S. Goldberger
President & COO

cc:	John C. Kirkland, Esq.
James Turken, Esq.
Jeffrey P. Berg, Esq.
David Anderson, Esq.